Exhibit 99.1

Presidio Property Announces Sale of Garden Gateway Property

San Diego, CA – February 22, 2021 – Presidio Property Trust, Inc. (Nasdaq: SQFT), an internally managed, diversified real estate investment trust, announced the sale of its Garden Gateway property, a three-building, 115,000 square foot office complex located in Colorado Springs, Colorado, on February 19, 2021.

“The long-term lease that we recently executed with the U.S. General Services Administration (GSA) made this building a more attractive acquisition target for a buyer,” said Jack Heilbron, the company’s President and Chief Executive Officer. “We believe the timing is right to sell into this strong Colorado Springs market. We expect to use the proceeds from the sale to reduce our leverage and to add properties that fit our growth profile.”

“This sale demonstrates that we are able to execute on our business plan, even in the times of COVID-19. We have owned this property for several years, and effectively operated it and raised its occupancy, including leasing to the GSA to enhance the building’s value,” said Gary Katz, the company’s Senior Vice President of Asset Management.

About Presidio Property Trust

Presidio is an internally managed, diversified REIT. We have interests in approximately 120 model home properties located in five states, with the majority located in Texas and Florida, which are leased back to homebuilders on a triple-net basis. Our commercial real estate portfolio consists of approximately 1.1 million square feet comprised of 13 properties: nine office properties, one industrial property and three retail properties. Our commercial portfolio is located in Southern California, Colorado, and North Dakota, and we are currently considering new commercial property acquisitions in a variety of additional markets across the United States. Our commercial property tenant base is diversified, which helps limit our exposure to any single industry in which our tenants operate. This geographical clustering of our real estate portfolio enables us to minimize operating costs and leverage efficiencies by managing a number of properties utilizing minimal overhead and staff. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Presidio’s plans and strategies as described herein. Readers are cautioned that forward-looking statements (which can be identified by words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters) are subject to numerous risks and conditions, many of which are beyond Presidio’s control, including those set forth in the “Risk Factors” section of Presidio’s registration statement and prospectus filed with the Securities and Exchange Commission (SEC). Copies are available on the SEC’s website, www.sec.gov. The statements in this press release represent Presidio’s views only as of the date they are made and should not be relied upon as representing Presidio’s views as of any subsequent date. Presidio undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Investor Relations Contacts:

Presidio Property Trust, Inc.
Lowell Hartkorn, Investor Relations
LHartkorn@presidiopt.com
Telephone: +1-760-471-8536 x1244

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com

MJ Clyburn

+1-917-327-6847

clyburn@tradigitalir.com